EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the incorporation in this Form 10-K of our report dated January 17, 2002. It should be noted that we have not audited any financial statements of the LaBranche & Co Inc. and Subsidiaries subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.


/s/ Arthur Andersen LLP

New York, New York
March 21, 2002